ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	Garth Russell
Scott Francis (918) 251-9121	(212) 896-1250
grussell@kcsa.com

ADDvantage Technologies Announces 28% Revenue Growth
for the Fiscal Third Quarter of 2015
- - -

BROKEN ARROW, Oklahoma, August 11, 2015 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY), today announced its financial results for the three and nine month periods ended June 30, 2015.

“We were pleased with the strong financial results from both the Cable TV and Telco segments, as we reported a 28% increase in total revenue and an 87% increase in EBITDA, compared to the same period last year,” commented David Humphrey, President and CEO of ADDvantage Technologies.  “We believe that our Cable TV and Telco segments will continue to provide a strong foundation for cash generation and profitability as we look to expand our position in the market via organic growth and strategic acquisitions.”

Results for the three months ended June 30, 2015

Consolidated sales increased 28% to $11.9 million for the three months ended June 30, 2015 compared with $9.3 million for the same period ended June 30, 2014. The increase in sales resulted from a $2.4 million and $0.2 million increase in sales in the Telco segment and Cable TV segment, respectively, compared to the same period last year.

Consolidated operating, selling, general and administrative expenses increased $0.3 million, or 10%, to $3.2 million for the three months ended June 30, 2015 from $2.9 million for the same period last year.  This increase was primarily due to $0.3 million in Telco segment expenses, while the Cable TV segment remained relatively flat.

Income from continuing operations for the three months ended June 30, 2015 was $0.6 million, or $0.06 per diluted share, compared with a gain from continuing operations of $0.2 million, or $0.02 per diluted share, for the same period of 2014.

Consolidated EBITDA for the three months ended June 30, 2015 was $1.2 million compared with $0.7 million for the same period ended June 30, 2014.

“The strategy to expand our Telco segment’s sales remains on track again this quarter. This segment sustainably increased sales by adding to its customer base and growing its existing customers.  This increased business did result in lower overall margins, but still positively contributed to EBITDA.  In addition, Nave Communications took steps to improve the processes at its facility with the addition of the Responsible Recycling (R2) certification. This certification means that Nave Communication’s customers can be assured that we will responsibly manage its materials all the way to final disposition,” commented David Humphrey.

“Sales for our Cable TV segment saw a slight increase in the third quarter, and we also saw a solid increase in the margins achieved from those sales. We believe that the decline in sales that we have experienced over the last several years may be starting to turn around as we continue to make strategic changes in this segment.  Of note this quarter, we recently announced the opening of a new subsidiary, Tulsat-Arizona, as part of our strategy to maximize sale opportunities in the segment.”

Results for the nine months ended June 30, 2015

Consolidated sales increased 44% to $34.1 million for the nine months ended June 30, 2015 compared with $23.8 million for the same period ended June 30, 2014. The increase in sales was primarily in the Telco segment resulting from the increase in sales and the acquisition of Nave Communications, which was partially offset by a $0.5 million decrease in sales from the Cable TV segment compared to the same period last year.

Consolidated operating, selling, general and administrative expenses increased $2.9 million, or 40%, to $10.1 million for the nine months ended June 30, 2015 from $7.2 million for the same period last year.  This increase was primarily due to $3.3 million in Telco segment expenses as a result of the Nave Communications acquisition, which was partially offset by a $0.4 million decrease in expenses for the Cable TV segment.

Income from continuing operations for the nine months ended June 30, 2015 was $1.3 million, or $0.13 per diluted share, compared with $40,000, or $0.00 per diluted share, for the same period of 2014.

Consolidated EBITDA for the nine months ended June 30, 2015 was $3.1 million compared with $0.7 million for the same period ended June 30, 2014.

Cash and cash equivalents were $4.6 million as of June 30, 2015, compared with $5.3 million as of September 30, 2014.  As of June 30, 2015, the Company had inventory of $24.5 million compared with $22.8 million as of September 30, 2014.

“We experienced positive growth in both segments of our business, and we are in a strong financial position to take advantage of available opportunities in our market.  In addition, we are still in the process of working with our investment banker to identify a possible strategic acquisition in the broader telecommunications industry that have the potential to add value and growth to our existing businesses,” concluded David Humphrey.

Earnings Conference Call

The Company will host a conference call today, Tuesday, August 11th, at 12:00 p.m. Eastern Time featuring remarks by David Humphrey, President and Chief Executive Officer, Dave Chymiak, Chief Technology Officer, and Scott Francis, Chief Financial Officer.  The conference call will be available via webcast and can be accessed through the Investor Relations section of ADDvantage's website, www.addvantagetechnologies.com.  Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet broadcast.

The dial-in number for the conference call is 888-505-4369 (domestic) or 719-325-2484 (international). All dial-in participants must use the following code to access the call: 3626116. Please call at least five minutes before the scheduled start time.

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. supplies the cable television (CATV) and telecommunications industries with a comprehensive line of new and used system-critical network equipment and hardware from a broad range of leading manufacturers. The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony. In addition, ADDvantage operates a national network of technical repair centers focused primarily on CATV equipment and recycles surplus and obsolete CATV and telecommunications equipment.

ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Atlanta, Tulsat-Arizona, Tulsat-Nebraska, Tulsat-Texas, NCS Industries, ComTech Services and Nave Communications. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.

Non-GAAP Financial Measures
EBITDA is a supplemental, non-GAAP financial measure.  EBITDA is defined as earnings before interest expense, income taxes, depreciation and amortization.  Management believes providing EBITDA in this release is useful to investors’ understanding and assessment of the Company’s ongoing continuing operations and prospects for the future and it is a used by the financial community to evaluate the market value of companies considered to be in similar businesses.  Since EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance.  EBITDA, as calculated in the table below, may not be comparable to similarly titled measures employed by other companies.  In additions, EBITDA is not necessarily a measure of our ability to fund our cash needs.

(Tables follow)

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2015	2014	2015	2014
Sales	$11,902,391	$9,323,158	$34,106,088		$23,756,707
Cost of sales	7,757,784	6,103,103	21,886,166		16,442,257
Gross profit	4,144,607	3,220,055	12,219,922		7,314,450
Operating, selling, general and administrative expenses	3,202,402	2,898,216	10,081,016		7,187,512
Operating income	942,205	321,839	2,138,906		126,938
Interest expense	71,071	100,113	235,594		131,107
Income (loss) before provision for income taxes	871,134	221,726	1,903,312		(4,169)
Provision (benefit) for income taxes	234,000	44,000	616,000		(44,000)
Income from continuing operations	637,134	177,726	1,287,312		39,831

Discontinued operations:
Loss from discontinued operations, net of tax	−	(2,135)	−		(36,211)
Loss on sale of discontinued operations, net of tax	−	(73,393)	−		(629,835)
Discontinued operations, net of tax	−	(75,528)	−		(666,046)

Net income (loss)	$637,134	$102,198	$1,287,312		$(626,215)

Earnings (loss) per share:
Basic
Continuing operations	$0.06	$0.02	$0.13	$	−
Discontinued operations	−	(0.01)	−		(0.07)
Net income (loss)	$0.06	$0.01	$0.13		$(0.06)
Diluted
Continuing operations	$0.06	$0.02	$0.13	$	−
Discontinued operations	−	(0.01)	−		(0.07)
Net income (loss)	$0.06	$0.01	$0.13		$(0.06)
Shares used in per share calculation:
Basic	10,073,121	10,041,206	10,055,390		10,014,839
Diluted	10,073,121	10,087,115	10,055,390		10,051,242

	Three Months Ended June 30, 2015			Three Months Ended June 30, 2014
	Cable TV	Telco	Total	Cable TV	Telco	Total

Operating income (loss)	$846,372	$95,833	$942,205	$385,309	$(63,470)	$321,839
Depreciation	72,909	27,795	100,704	74,387	24,232	98,619
Amortization	−	206,451	206,451	−	246,327	246,327
EBITDA (a)	$919,281	$330,079	$1,249,360	$459,696	$207,089	$666,785

(a)	The Telco segment includes earn-out expenses of $0.1 million and zero for the three months ended June 30, 2015 and 2014, respectively, related to the acquisition of Nave Communications.

	Nine Months Ended June 30, 2015			Nine Months Ended June 30, 2014
	Cable TV	Telco	Total	Cable TV	Telco	Total

Operating income (loss)	$1,813,022	$325,884	$2,138,906	$867,762	$(740,824)	$126,938
Depreciation	214,622	84,969	299,591	219,806	38,990	258,796
Amortization	−	619,354	619,354	−	322,983	322,983
EBITDA (a)	$2,027,644	$1,030,207	$3,057,851	$1,087,568	$(378,851)	$708,717

(a)
The Telco segment includes earn-out expenses of $0.8 million and zero for the nine months ended June 30, 2015 and 2014, respectively, related to the acquisition of Nave Communications.  In addition, the Telco segment includes acquisition-related costs of $0.6 million for the nine months ended June 30, 2014 related to the acquisition of Nave Communications.

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED)

	June 30, 2015	September 30, 2014
Assets
Current assets:
Cash and cash equivalents	$4,638,741	$5,286,097
Accounts receivable, net of allowance for doubtful accounts of $200,000	5,799,626	6,393,580
Income tax refund receivable	7,180	220,104
Inventories, net of allowance for excess and obsolete
inventory of $2,606,628 and $2,156,628, respectively	24,497,418	22,780,523
Prepaid expenses	153,823	174,873
Deferred income taxes	1,581,000	1,416,000
Total current assets	36,677,788	36,271,177

Property and equipment, at cost:
Land and buildings	7,264,753	7,208,679
Machinery and equipment	3,394,996	3,244,153
Leasehold improvements	145,737	206,393
Total property and equipment, at cost	10,805,486	10,659,225
Less accumulated depreciation	(4,491,107)	(4,191,516)
Net property and equipment	6,314,379	6,467,709

Intangibles, net of accumulated amortization	6,005,924	6,625,278
Goodwill	3,910,089	3,910,089
Other assets	131,428	131,428

Total assets	$53,039,608	$53,405,681

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,755,394	$2,880,761
Accrued expenses	1,660,203	1,809,878
Notes payable – current portion	866,507	845,845
Other current liabilities	971,350	983,269
Total current liabilities	6,253,454	6,519,753

Notes payable, less current portion	4,587,138	5,240,066
Deferred income taxes	252,000	267,000
Other liabilities	1,042,480	1,942,889

Shareholders’ equity:
Common stock, $.01 par value; 30,000,000 shares authorized; 10,573,779 and 10,541,864 shares issued, respectively; and 10,073,121 and 10,041,206 shares outstanding, respectively	105,738	105,419
Paid in capital	(5,131,949)	(5,312,881)
Retained earnings	46,930,761	45,643,449
Total shareholders’ equity before treasury stock	41,904,550	40,435,987

Less: Treasury stock, 500,658 shares, at cost	(1,000,014)	(1,000,014)
Total shareholders’ equity	40,904,536	39,435,973

Total liabilities and shareholders’ equity	$53,039,608	$53,405,681